EXHIBIT 4.3
                                -----------

                           ARTICLES SUPPLEMENTARY

                APARTMENT INVESTMENT AND MANAGEMENT COMPANY

               CLASS E CUMULATIVE CONVERTIBLE PREFERRED STOCK
                         (PAR VALUE $.01 PER SHARE)

     APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation (the "Charter"), the Board of Directors has duly divided and classified 10,000,000 authorized but unissued shares of Common Stock into a class designated as Class E Cumulative Convertible Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

     SECOND: The reclassification increases the number of shares classified as Class E Cumulative Convertible Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 10,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from 496,027,500 shares immediately prior to the reclassification to 486,027,500 shares immediately after the reclassification. The number of shares classified as Class E Cumulative Convertible Preferred Stock will be decreased pursuant to Section 7 of Article Third of these Articles Supplementary upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

     THIRD: The terms of the Class E Cumulative Convertible Preferred Stock (including the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

     1.   NUMBER OF SHARES AND DESIGNATION.

     This class of Preferred Stock shall be designated as Class E
 Cumulative Convertible Preferred Stock (the "Class E Preferred Stock") and ten million (10,000,000) shall be the authorized number of shares of such Class E Preferred Stock constituting such class.

     2.   DEFINITIONS.

     For purposes of the Class E Preferred Stock, the following terms shall have the meanings indicated:

      "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class E Preferred Stock.

      "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

      "Class E Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

      "Common Stock" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation or such shares of the Corporation's capital stock into which outstanding shares of Common Stock shall be reclassified.

      "Conversion Date" shall mean the date on which the Series E Preferred Stock is converted into issued and outstanding Common Stock.

      "Current Market Price" per share of Common Stock on any date shall mean the average of the daily market prices of a share of Common Stock for the five consecutive trading days preceding such date. The market price for each such day shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation.

      "Dividend Payment Date" shall mean, with respect to each Dividend Period, (a) the date on which cash dividends are paid on the Common Stock with respect to such Dividend Period, but excluding any such dates after the Conversion Date; or (b) if such dividends have not been paid on the Common Stock by 9:00 a.m, New York City time, on the sixtieth day from and including the last day of such Dividend Period, then on such day; provided, further, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

      "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 1, April 1, July 1, and October 1 of each year and ending on and including the day immediately preceding the last day of the succeeding Dividend Period, other than the Dividend Period during which any Class E Preferred Stock shall be redeemed pursuant to
      Section 6 hereof, which shall end on and include the Call Date with respect to the Class E Stock being redeemed.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Issue Date" shall mean the Effective Time under the Merger Agreement.

      "Initial Dividend" shall mean the first dividend paid to holders of the Common Stock after the Issue Date.

      "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including the record date for the Initial Dividend.

      "Junior Stock" shall have the meaning set forth in paragraph (c) of
      Section 8 of this Article. The Common Stock issued by the Corporation shall be Junior Stock.

      "Merger Agreement" shall mean the Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998, by and among the Corporation, Insignia Financial Group, Inc., a Delaware corporation, Insignia/ESG Holdings, Inc., a Delaware corporation, and AIMCO Properties, L.P., a Delaware limited partnership.

      "NYSE" shall mean the New York Stock Exchange, Inc.

      "Parity Stock" shall have the meaning set forth in paragraph (b) of
      Section 8 of this Article.

      "Prohibited Transferee" has the meaning set forth in Section 11.3(A) of this Article.

      "Senior Stock" shall have the meaning set forth in paragraph (a) of
      Section 8 of this Article. The Class B Cumulative Convertible Preferred Stock, Class C 9% Cumulative Preferred Stock, Class D 8.75% Cumulative Preferred Stock, Class G 9.375% Cumulative Preferred Stock and Class H 9.50% Cumulative Preferred Stock previously issued by the Corporation shall each be a Senior Stock.

      "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class E Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

      "Special Dividend" shall mean, if and when declared by the Board of Directors, in its sole discretion, the distribution, whether in one or more disbursements, of an amount per share of Class E Preferred Stock equal to the Special Dividend Amount divided by the Series E Conversion Ratio (each as defined in the Merger Agreement) (subject to proportional adjustment upon the occurrence of any of the events described in Section 5(b) hereof), to the holders of Class E Preferred Stock.

      "Special Dividend Date" shall mean any date on which the Special Dividend, or any portion thereof, is paid to the holders of the Class E Preferred Stock.

      "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class E Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class E Preferred Stock.

      3.   DIVIDENDS AND THE SPECIAL DIVIDEND DISTRIBUTION.

           (a) On every Dividend Payment Date, the holders of Class E Preferred Stock shall be entitled to receive cumulative dividends payable in cash in an amount per share of Class E Preferred Stock equal to the per share dividend payable on Common Stock on such Dividend Payment Date. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Class E Preferred Stock as they appear on the records of the Corporation at the close of business on the record date fixed by the Board of Directors with respect to such Dividend Payment Date which shall be not more than 60 days prior to the applicable Dividend Payment Date and, within such 60 day period, shall be the same date as the record date for the regular quarterly dividend payable with respect to the Common Stock for the Dividend Period to which such Dividend Payment Date relates (or, if there is no such record date for Common Stock, then such date as the Board of Directors may fix). Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

           (b) The amount of dividends payable per share of Class E Preferred Stock for the Initial Dividend Period, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30-day months and a 360-day year. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class E Preferred Stock that may be in arrears.

           (c) On any Special Dividend Date, the holders of Class E Preferred Stock shall be entitled to receive the Special Dividend, or any portion thereof, as determined by the Board of Directors, with respect to each share of Class E Preferred Stock. The Special Dividend payment shall be payable to the holders of record of the Class E Preferred Stock as they appear on the records of the Corporation at the close of business on the record date fixed by the Board of Directors with respect to such Special Dividend Date.

           (d) After January 15, 1999, if any portion of the Special Dividend or any other dividend payable pursuant to section 3(a) hereof has yet to be declared and paid to the holders of Class E Preferred Stock, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Common Stock, nor shall any shares of Common Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Common Stock in respect thereof, directly or indirectly, by the Corporation.

      4.   LIQUIDATION.

      In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock, the holders of shares of Class E Preferred Stock shall be entitled to receive $1.00 per share of Class E Preferred Stock plus the Special Dividend if such dividend is unpaid on the date of final distribution to such holders, thereafter each share of Class E Preferred Stock shall have the same rights with respect to assets of the Corporation as one share of Common Stock.

      5.   CONVERSION.

           (a) On the close of business on the day on which the Special Dividend, or any remaining unpaid portion thereof, is paid to the holders of the Class E Preferred Stock, each share of Class E Preferred Stock shall be automatically converted into one share of Common Stock without any action on the part of the Corporation or the holder of such share of Class E Preferred Stock.

           (b) If the Corporation shall after the Issue Date (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of shares, (iv) issue any shares of capital stock by reclassification of its outstanding Common Stock, (v) issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock or (vi) make a distribution on its Common Stock other than in cash or shares of Common Stock (including any distribution in securities (other than rights, options or warrants described in clause (v) of this sentence)) then the Corporation shall contemporaneously do the same with respect to the Class E Preferred Stock.

           (c) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Class E Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Class E Preferred Stock.

      The Corporation covenants that any shares of Common Stock issued upon conversion of the shares of Class E Preferred Stock shall be validly issued, fully paid and nonassessable.

      The Corporation shall list the shares of Common Stock required to be delivered upon conversion of the shares of Class E Preferred Stock, prior to such delivery, upon the NYSE and each other national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

           (d) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Class E Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Class E Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

      6.   REDEMPTION AT THE OPTION OF THE CORPORATION.

           (a) Shares of Class E Preferred Stock shall not be redeemable by the Corporation prior to October 1, 2018. On or after October 1, 2018, the Corporation, at its option, may redeem shares of Class E Preferred Stock, in whole or from time to time in part, at a redemption price per share payable in cash equal to the sum of (i) the greater of (A) the Current Market Price of the Common Stock on the Call Date or (B) the AIMCO Index Price (as defined in the Merger Agreement, but determined without giving effect to the proviso to the definition thereof for this purpose), plus
 (ii) all accrued and unpaid dividends to the Call Date.

           (b) Shares of Class E Preferred Stock shall be redeemed by the Corporation on the date specified in the notice to holders required under paragraph (d) of this Section 6 (the "Call Date"). The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

           (c) If full cumulative dividends on all outstanding shares of Class E Preferred Stock and any other class or series of Parity Stock of the Corporation have not been paid or declared and set apart for payment, no shares of Class E Preferred Stock may be redeemed unless all outstanding shares of Class E Preferred Stock are simultaneously redeemed and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class E Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class E Preferred Stock.

           (d) If the Corporation shall redeem shares of Class E Preferred Stock pursuant to paragraph (a) of this Section 6, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as
 appropriate:   (1) the Call Date, (2) the number of shares of Class E
 Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder and (3) the place or places at which certificates for such shares are to be surrendered for cash. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption),
 (i) except as otherwise provided herein, dividends on the shares of Class E Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class E Preferred Stock called for redemption (except that, in the case of a Call Date after a dividend record date and prior to the related Dividend Payment Date, holders of Class E Preferred Stock on the dividend record date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class E Preferred Stock of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to make available the redemption price in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Class E Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Class E Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class E Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

      As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class E Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class E Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class E Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class E Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class E Preferred Stock represented by any certificate are redeemed, than a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

      7.   STATUS OF REACQUIRED STOCK.

      All shares of Class E Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be retired and cannot be reissued.

      8.   RANKING.

      Any class or series of capital stock of the Corporation shall be deemed to rank:

           (a) prior or senior to the Class E Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series of capital stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class E Preferred Stock ("Senior Stock");

           (b) on a parity with the Class E Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Class E Preferred Stock, if the holders of such class or series of capital stock and the Class E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); and

           (c) junior to the Class E Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series of capital stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class E Preferred Stock ("Junior Stock").

      9.   VOTING.

           (a) Each share of Class E Preferred Stock shall entitle its holder to one-half (1/2) of one vote with respect to all matters in which holders of Common Stock shall be entitled to vote thereon.

           (b) The holders of the Class E Preferred Stock and the holders of Common Stock shall vote together as a single class with respect to all matters, except for any matter relating to the liquidation, dissolution or winding up of the Corporation or amendment of these Articles Supplementary, in which case the holders of the Class E Preferred Stock shall vote as a
 single class.   Approval of two-thirds of the outstanding shares of Class E
 Preferred Stock shall be required with respect to any proposed amendment which would materially affect the existing terms of the Class E Preferred Stock.

           (c) If any portion of the Special Dividend has yet to be declared and paid to the holders of Class E Preferred Stock on January 15, 1999, or if the equivalent of six quarterly dividends payable on the Class E Preferred Stock or any other class or series of preferred stock are in default, the number of directors of the Company will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of the Company), and the holders of the Class E Preferred Stock, voting as a single class with the holders of shares of any other class of the Company's preferred stock ranking on a parity with the Class E Preferred Stock either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect such two directors to fill such newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of the Company, including any shares of Class E Preferred Stock, have been paid or declared and set apart for payment. Any such elected directors shall serve until the Company's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

      10.  RECORD HOLDERS.

      The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

      11.  ADDITIONAL ISSUANCES.

      The shares of Series E Preferred Stock designated by these Articles Supplementary may not be issued other than pursuant to the terms of the Merger Agreement.

     FOURTH: The terms of the Class E Preferred Stock set forth in Article Third hereof shall become Article XVIII of the Charter.

     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and Vice Chairman of the Board and witnessed by its Secretary on September ___, 1998.

 WITNESS:                      APARTMENT INVESTMENT AND
                               MANAGEMENT COMPANY


 -----------------------       -------------------------------------
 Joel Bonder,                  Peter Kompaniez
 Secretary                     President and Vice Chairman of the
                               Board


      THE UNDERSIGNED, President of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                               -------------------------------------
                               Peter Kompaniez
                               President and Vice Chairman of the
                               Board